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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                         SIX MONTHS ENDED JUNE 30, 1994
                             (Thousands of dollars)


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Income

   Income before income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $125,856
                                                                                                      --------

   Fixed charges to be added back to income -

      Interest and debt expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  155,207

      Rentals (one-third of all rent and related costs
        charged to income)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6,322
                                                                                                      --------
          Total fixed charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  161,529
                                                                                                      --------
Income before income taxes and fixed charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . $287,385
                                                                                                      ========

Ratio

  Number of times fixed charges covered by income
    before income taxes and fixed charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.8
                                                                                                         ===
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